STOCK PURCHASE AGREEMENT

                                      AMONG

                                U S LIQUIDS, INC.

                                       AND

                            MCS TRANSPORTATION, INC.

                                       AND

            CHARLES C. STOUT, CHARLOTTE S. LYNCH, JAMES SCOTT RAINEY, DANNY C. HAMMOND, THOMAS E. STARUSTKA, BRENDA B. SAVELL,
                     JANICE S. WHALEN AND JOHN DWIGHT ASKEW
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                                TABLE OF CONTENTS

SECTION                                                                   PAGE
-------                                                                   ----
1.         DELIVERY OF SHARES; ENDORSEMENT OF COMPANY STOCK.                 1
      1.1  DELIVERY OF SHARES................................................1
      1.2  ENDORSEMENT OF COMPANY STOCK......................................1
2.         PURCHASE PRICE.                                                   2
      2.1  PURCHASE PRICE....................................................2
      2.2  AGREED VALUE OF BUYER STOCK.......................................2
      2.3  ASSUMPTION OF DEBT................................................2
      2.4  ADJUSTMENT TO CONSIDERATION.......................................2
3.         TITLE ASSURANCE.                                                  3
      3.1  TITLE POLICIES....................................................3
      3.2  PERMITTED ENCUMBRANCES............................................4
      3.3  SURVEY............................................................4
4.         CLOSING.                                                          4
5.         REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND COMPANY.       4
      5.1  ORGANIZATION; AUTHORITY...........................................5
      5.2  STOCK OWNERSHIP; ABSENCE OF ADVERSE CLAIMS........................5
      5.3  CAPITALIZATION....................................................5
      5.4  PREDECESSOR ENTITIES; TRADE NAMES.................................6
      5.5  NO SUBSIDIARIES...................................................6
      5.6  FINANCIAL STATEMENTS..............................................6
      5.7  NON-BALANCE SHEET LIABILITIES.....................................7
      5.8  ACCOUNTS RECEIVABLE...............................................7
      5.9  PROPRIETARY RIGHTS; ENVIRONMENTAL DOCUMENTS.......................7
      5.10  REAL PROPERTY; REPORTING.........................................8
      5.11  PERSONAL PROPERTY; NEW PROJECTS.................................10
      5.12  CONTRACTS.......................................................10
      5.13  INSURANCE POLICIES..............................................11
      5.14  DIRECTORS, OFFICERS AND EMPLOYEES; COMPENSATION.................11
      5.15  EMPLOYEE PLANS..................................................12
      5.16  COMPLIANCE WITH ERISA...........................................12
      5.17  COMPLIANCE WITH LAW; NO CONFLICTS...............................13
      5.18  TAXES...........................................................13
      5.19  LITIGATION......................................................14
      5.20  ABSENCE OF PRICE RENEGOTIATION CONTRACTS........................14
      5.21  CONDUCT OF BUSINESS SINCE BALANCE SHEET DATE....................14
      5.22  BANK ACCOUNTS; DEPOSITORIES.....................................15
      5.23  HAZARDOUS MATERIALS.............................................16
      5.24  STORAGE TANKS...................................................16
      5.25  CORRUPT PRACTICES...............................................17
      5.26  COMPLETE DISCLOSURE.............................................17
6.         REPRESENTATIONS AND WARRANTIES OF BUYER.                         17
      6.1  CORPORATE ORGANIZATION...........................................17
      6.2  CORPORATE AUTHORITY..............................................17

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      6.3  BUYER STOCK......................................................18
      6.4  NO CONFLICTS.....................................................18
      6.5  BINDING AGREEMENT................................................18
7.         COVENANTS.                                                       18
      7.1  ACCESS TO LAND AND RECORDS.......................................18
      7.2  COMPANY ACTIVITIES PRIOR TO CLOSING..............................19
      7.3  PROHIBITED ACTIVITIES PRIOR TO CLOSING...........................19
      7.4  CONTACT WITH GOVERNMENT OFFICIALS................................20
8.         CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND STOCKHOLDERS. 20
      8.1  REPRESENTATIONS AND WARRANTIES...................................20
      8.2  CONSENTS.........................................................21
      8.3  NO ADVERSE PROCEEDING............................................21
      8.4  NONCOMPETITION AGREEMENTS........................................21
9.         CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.                    21
      9.1  REPRESENTATIONS AND WARRANTIES...................................21
      9.2  COVENANTS........................................................21
      9.3  NO ADVERSE PROCEEDING............................................21
      9.4  GENERAL RELEASE..................................................21
      9.5  CONSENTS.........................................................21
      9.6  RESIGNATIONS.....................................................22
      9.7  GOOD STANDING CERTIFICATES.......................................22
      9.8  UPDATED AGREEMENTS...............................................22
      9.9  NONCOMPETITION AGREEMENTS........................................22
      9.10  DELIVERY OF COMPANY STOCK.......................................22
      9.11  ENVIRONMENTAL REVIEW............................................22
      9.12  TRANSFERABILITY OF PERMITS......................................22
      9.13  GENERAL.........................................................22
10.         POST CLOSING COVENANTS.                                         22
      10.1  TAXES...........................................................22
      10.2  POST CLOSING BALANCE SHEET......................................23
      10.3  CLOSING DATE ACTIONS............................................23
      10.4  FURTHER ASSURANCE...............................................23
      10.5  TRANSITION......................................................24
      10.6  SURVIVAL........................................................24
11.         NON-ASSUMPTION OF LIABILITIES.                                  24
      11.1. NON-ASSUMPTION OF LIABILITIES...................................24
12.         INDEMNIFICATION.                                                25
      12.1  INDEMNIFICATION BY STOCKHOLDERS.................................25
      12.2  INDEMNIFICATION BY BUYER........................................25
      12.3  PROCEDURE FOR  INDEMNIFICATION  WITH RESPECT TO THIRD PARTY
            CLAIMS..........................................................26
13.         TERMINATION OF AGREEMENT.                                       27
      13.1  TERMINATION BY BUYER............................................27
      13.2  TERMINATION BY STOCKHOLDERS.....................................27
14.         NONDISCLOSURE OF CONFIDENTIAL INFORMATION.                      27
      14.1  NONDISCLOSURE BY STOCKHOLDERS...................................27
      14.2  NONDISCLOSURE BY BUYER..........................................28

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15.         FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON STOCK.   28
      15.1  REGISTERED STOCK................................................28
      15.2  CONTRACTUAL RESTRICTION.........................................28
      15.3  CONTRACTUAL RESTRICTION LEGEND..................................28
      15.4  GENERAL LEGEND..................................................29
      15.5  COMPLIANCE WITH LAW.............................................29
16.         GENERAL.                                                        29
      16.1  ASSIGNMENT; BINDING EFFECT; AMENDMENT...........................29
      16.2  ENTIRE AGREEMENT................................................29
      16.3  COUNTERPARTS....................................................29
      16.4  NO BROKERS......................................................30
      16.5  EXPENSES OF TRANSACTION.........................................30
      16.6  NOTICES.........................................................30
      16.7  APPOINTMENT OF AGENT............................................31
      16.8  NO WAIVER.......................................................31
      16.9  TIME OF THE ESSENCE.............................................31
      16.10  CAPTIONS.......................................................32
      16.11  SEVERABILITY...................................................32
      16.12  CONSTRUCTION...................................................32
      16.13  STANDSTILL AGREEMENT...........................................32

                                     Page 3
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                            STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (the "Agreement"), executed and delivered as of June 25, 1998, among U S LIQUIDS, INC., a Delaware corporation ("Buyer"); MCS TRANSPORTATION, INC., a Texas corporation ("Company"); and CHARLES C. STOUT, CHARLOTTE S. LYNCH, JAMES SCOTT RAINEY, DANNY C. HAMMOND, THOMAS E. STARUSTKA, BRENDA B. SAVELL, JANICE S. WHALEN and JOHN DWIGHT ASKEW, the sole stockholders ("Stockholders") of Company;

                            W I T N E S S E T H :

            WHEREAS, Company operates a commercial waste transportation business in the San Leon, Texas, area (the "Business");

            WHEREAS, Company owns approximately three acres of real property located in San Leon, Texas (the "Owned Land");

            WHEREAS, Company also leases approximately 5 acres of real property in La Porte, Texas (the "Leased Land"), from Harry Fuller pursuant to a written lease dated February 14, 1995 (the "MCS Lease");

            WHEREAS, Stockholders own all of the issued and outstanding shares of the capital stock of Company; and

            WHEREAS, Buyer desires to acquire all of the issued and outstanding shares of the capital stock of Company from Stockholders and Stockholders desire to sell such Company stock to Buyer as set forth herein;

            NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties and obligations herein contained, the parties hereby agree as follows:

1. DELIVERY OF SHARES; ENDORSEMENT OF COMPANY STOCK.

1.1 DELIVERY OF SHARES.

        Upon the terms and subject to the conditions set forth in this Agreement, Stockholders shall, at the Closing (hereinafter defined), deliver to Buyer certificates representing the number of shares set forth opposite each Stockholders' name on Annex I attached hereto and made a part hereof, which certificates represent all of the issued and outstanding capital stock of Company (the "Company Stock"). Stockholders shall deliver the Company Stock to Buyer free and clear of all liens, security interests, encumbrances, adverse claims, pledges, charges, voting trusts, equities and other restrictions on transfer of any nature whatsoever (collectively, "Adverse Claims").

1.2 ENDORSEMENT OF COMPANY STOCK.

        Stockholders shall deliver at Closing the certificates representing the Company Stock, duly endorsed in blank by Stockholders or accompanied by stock powers duly

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endorsed in blank and with all necessary transfer tax and other revenue stamps, acquired at Stockholders' expense, affixed and cancelled. Stockholders, at their sole expense, agree to cure (both before and after Closing) any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Stock or with respect to the stock powers accompanying the Company Stock.

2. PURCHASE PRICE.

2.1 PURCHASE PRICE.

        Subject to Sections 2.3 and 2.4 below, in consideration of the sale to Buyer in accordance with this Agreement of the certificates representing the Company Stock, Company shall pay to Stockholders on the Closing Date an aggregate of: (a) $1,800,000 in immediately available funds; (b) that total number of shares of the common stock of Buyer (the "Buyer Stock"), which shall have an Agreed Value (hereinafter defined) equal to $1,400,000, all of which will be contractually restricted for a period of one year in accordance with
Article 15 hereof; and (c) that total number of shares of Buyer Stock which shall have an Agreed Value equal to $1,400,000, all of which will be contractually restricted for a period of two years in accordance with Article 15 hereof. The consideration set forth in this Section 2.1 shall be allocated among the Stockholders as set forth on Annex II attached hereto and made a part hereof.

2.2 AGREED VALUE OF BUYER STOCK.

        For purposes of this Agreement, the "Agreed Value" per share of Buyer Stock shall be the average of the closing prices of a share of the common stock of Buyer, $.01 par value per share, on the American Stock Exchange as reported in THE WALL STREET JOURNAL for a period of five consecutive trading days. The days used to obtain the average will be the tenth trading day through the sixth trading day before the date of Closing.

2.3 ASSUMPTION OF DEBT.

        Attached hereto as Schedule 2.3 is a listing of all of the actual long-term debt of Company (including the current portion of such debt) plus all lease debt (including lease-end buyout payments) (the "Assumed Debt") and evidence establishing the Assumed Debt. If the Assumed Debt of Company (when combined with the actual long-term debt of Advanced Management Systems, Inc. ("AMS") is less than $435,000 on the Closing Date, the consideration payable in
Section 2.1(a) shall be increased by an amount equal to the difference between $435,000 and the Assumed Debt of Company and AMS combined. If the Assumed Debt of Company and AMS combined is more than $435,000 on the Closing Date, the consideration payable in Section 2.1(a) shall be reduced by an amount equal to the difference between $435,000 and the Assumed Debt of Company and AMS combined.

2.4 ADJUSTMENT TO CONSIDERATION.

        The parties agree that the consideration set forth in Section 2.1 was determined as if the combined net working capital of Company and AMS was going to be $1.00 at the close of business on the Closing Date. Accordingly, the parties agree that the consideration set forth in Section 2.1(a) shall be adjusted on the Adjustment Date to reflect the actual combined net working capital

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of Company and AMS on the Closing Date (the "Actual Net Working Capital"), as
shown on the balance sheet to be prepared in accordance with Section 10.2 hereof. If the Actual Net Working Capital so reflected is greater than $1.00 on the Closing Date, then the consideration paid pursuant to Section 2.1(a) shall be increased dollar for dollar for each dollar the Actual Net Working Capital exceeds $1.00 on the Closing Date. If the Actual Net Working Capital so reflected is less than $1.00 on the Closing Date, then the consideration paid pursuant to Section 2.1(a) shall be decreased dollar for dollar for each dollar the Actual Net Working Capital falls below $1.00 on the Closing Date. For purposes of this Agreement, Actual Net Working Capital shall mean the combined current assets of Company and AMS on the Closing Date minus all combined current liabilities of Company and AMS on the Closing Date, calculated in accordance with generally accepted accounting principles ("GAAP").

      In order to facilitate the contemplated adjustment to purchase price on the Adjustment Date, between the date hereof and the Closing Date the parties will prepare and agree upon an estimated combined net working capital balance for Company and AMS as of May 31, 1998 (the "Estimated Working Capital").

      In the event of a dispute between the parties as to the Actual Net Working Capital, the parties will have 30 days to resolve the dispute among themselves. If the parties have not resolved such dispute within such 30-day period, then the parties shall select an arbitrator who shall decide the dispute within 30 days after being selected. If the parties cannot agree on an arbitrator, then Buyer and Stockholders shall each select an arbitrator and the two arbitrators so selected shall select a third arbitrator. The parties hereto each agree to be bound by the decision of the arbitrator(s). In the event that three arbitrators are chosen, a majority decision will be required. Each arbitrator can be any natural person above the age of 18 and need not have any specific qualification. All costs of the arbitration shall be split 50/50 between Buyer and Stockholders (as a group).

3. TITLE ASSURANCE.

3.1 TITLE POLICIES.

        Within 30 days after the Closing Date, Stockholders shall furnish to Buyer extended coverage policies of title insurance from a title company mutually acceptable to Buyer and Stockholders (the "Title Company") in an aggregate amount mutually acceptable to Buyer and Stockholders with each of the Title Company's standard printed exceptions deleted, insuring title to the Leased Land and Owned Land to be in Company subject only to the exceptions permitted by Section 3.2 hereof (the "Title Policies"). Stockholders shall deliver to Buyer preliminary title commitments in respect of the Leased Land and Owned Land, together with copies of all exception instruments referenced therein, and any unrecorded leases, option agreements, contracts and any other items affecting title which are in the possession of, or known to, Stockholders.

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3.2 PERMITTED ENCUMBRANCES.

        The Title Policies shall insure the interest of Company in the Leased Land and Owned Land to be free and clear of all encumbrances whatsoever except:
(a) zoning ordinances and regulations which do not, in Buyer's judgment, adversely affect continued use of the Leased Land and Owned Land for its current uses after the Closing; (b) real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date;
(b) easements, encumbrances, covenants, conditions, reservations and restrictions of record, if any, as have been approved in writing by Buyer; and
(d) the MCS Lease. Stockholders shall pay all of the costs associated with the delivery of the Title Policy.

3.3 SURVEY.

        Within 30 days after the Closing Date, Stockholders shall obtain for Buyer's use and for the use of the Title Company in connection with the issuance of the Title Policies a current and complete survey of the Owned Land, made on the ground by a competent registered surveyor, showing for each: (a) the exact boundary lines of the Owned Land; (b) the location thereon of all, if any, buildings, improvements, and easements now existing; (c) the number of acres in the Owned Land; (d) the location of any buildings, fences or other improvements which encroach on the Owned Land; (e) the location of any improvements on the Owned Land which encroach on any neighboring property or on any property which is subject to any easement or right-of-way; (f) all building lines established in respect of the Owned Land; and (g) all public access to the Owned Land, and representing that the boundaries of the Owned Land are contiguous with the boundaries of all adjoining parcels (together, the "Survey"). A copy of the Survey complying with the above requirements shall be delivered to Buyer and the Title Company, together with certification to each entity by the surveyor and with such additional supporting reports and other certificates as the Title Company may require to enable the Title Company to delete its standard survey exceptions from the Title Policies. Stockholders shall pay all of the costs of the Survey.

4. CLOSING.

        Unless the parties agree otherwise, the closing of the within contemplated transaction (the "Closing") shall take place on a date mutually agreeable to Stockholders and Buyer within five business days after the completion, satisfaction or waiver of each of the conditions to Closing set forth in Articles 8 and 9. The Closing shall take place at a place mutually agreeable to Buyer and Stockholders. The date on which the Closing occurs shall be referred to as the "Closing Date."

5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND COMPANY.

        Company, as to the time period before Closing only, and each Stockholder, jointly and severally, represents and warrants to Buyer that the statements contained in this Section 5, except as set forth in the schedules to the subsections of this Section 5 delivered by Stockholders to Buyer on the date hereof (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule"): (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date

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(as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5); and (iii) shall survive the Closing. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of a document or other item itself).

5.1 ORGANIZATION; AUTHORITY.

                (i) Company is a Texas corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is now and has been at all times since its creation, duly authorized, qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as conducted at the time such activities were conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse affect on Company's business. Copies of Company's Articles of Incorporation (certified by the Secretary of State of Texas and Bylaws (certified by the Secretary of Company), each as amended, are attached hereto as Schedule 5.1(i).

                (ii) Company has full legal right, power and authority (corporate and otherwise) to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All corporate action of Company necessary to approve this transaction has been taken, including director and shareholder approvals, if necessary.

                (iii) Each Stockholder is competent and under no legal restraint or duress and has the full legal right and capacity to enter into and perform his or her obligations under this Agreement.

5.2 STOCK OWNERSHIP; ABSENCE OF ADVERSE CLAIMS.

        All of the issued and outstanding shares of Company Stock are owned of record and beneficially by Stockholders as set forth on Annex I and are free and clear of all Adverse Claims. This Agreement is the valid and binding obligation of Company and Stockholders, enforceable against each of them in accordance with its terms.

5.3 CAPITALIZATION.

        The authorized capital stock of Company consists solely of 1,000 shares of voting common stock, $1.00 par value, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, were offered, issued, sold and delivered by Company in compliance with all state and federal laws concerning the issuance of securities and none of such shares were issued pursuant to awards, grants or bonuses nor in violation of the preemptive rights of any past or present stockholder. The stock transfer records provided by Stockholders and Company to Buyer correctly set forth all

                                     Page 5
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issuances, acquisitions and retirements of Company Stock since the inception of
Company. No subscriptions, options, warrants, puts, calls, conversion rights or other commitments of any kind exist which obligate Company to issue any of its authorized but unissued capital stock or otherwise relate to the sale or transfer by Company of any securities of Company (whether debt or equity). In addition, Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Company has not agreed to register any securities under the Securities Act of 1933, as amended (the "Act"), or under any state securities law.

5.4 PREDECESSOR ENTITIES; TRADE NAMES.

        Company has never directly or indirectly participated in any manner in any joint venture, partnership or other noncorporate entity. Company was formed solely to operate the Business and Company has never conducted any other business or activity. Set forth on Schedule 5.4 is a list of the names of all predecessors of Company, all prior corporate names of Company, and all trade names and "doing business as" names of Company, including the names of all entities substantially all of the assets of which were previously acquired by Company.

5.5 NO SUBSIDIARIES.

        Company has never owned or controlled and does not now own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any partnership, corporation, association or other business entity.

5.6 FINANCIAL STATEMENTS.

        Attached as Schedule 5.6 are copies of the following financial statements of Company (together, the "Financial Statements"):

                (i) balance sheet of Company as of December 31, 1997, and a statement of income, cash flow and retained earnings for the year then ended (the "Balance Sheet Date");

                (ii) balance sheet of Company as of March 31, 1998, and a statement of income for the quarter then ended; and

                (iii) Company's monthly interim balance sheets and statements of income commencing for the month ended April 30, 1998, and continuing for each month end until the month immediately preceding the Closing Date.


        Except as set forth on Schedule 5.6, each of the Financial Statements (including all footnotes thereto) has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Each of the Financial Statements (including all footnotes thereto) is true, complete and correct. Each of the balance sheets presents fairly the financial condition of Company as of the date indicated thereon and each of such statements of income presents fairly on an accrual basis the results of the operations of such Company for the period indicated thereon. Each Financial Statement includes all footnotes required by GAAP, each such footnote is complete and accurate, and contains all information required by GAAP to be contained therein. All reserves for contingent risks have been estimated in

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accordance with GAAP and are appropriate and sufficient to cover all costs reasonably expected to be incurred from such risks. Company has not (i) made any material change in its accounting policies or (ii) effected any prior period adjustment to, or other restatement of, its financial statements for any period. The Financial Statements are consistent with the books and records of Company (which books and records are correct and complete).

5.7  NON-BALANCE SHEET LIABILITIES.

        Attached hereto as Schedule 5.7 is a complete and accurate list as of the date hereof of all liabilities and obligations of Company, excluding obligations arising under this Agreement, which are not individually reflected in the Financial Statements dated the Balance Sheet Date, but which would have been so reflected in a full GAAP accounting (whether or not incurred in the ordinary course of business) of any kind, character and description, accrued or unaccrued, absolute or contingent, secured or unsecured, liquidated or unliquidated, due or to become due, together with, in the case of those liabilities and other obligations the amounts of which are not fixed, a reasonable best estimate of the maximum amount which may be payable. For each liability or obligation for which the amount is not fixed or is contested, Stockholders shall provide the following information:

                (i) a summary description of the liability or other obligation together with the following:

                        (A) copies of all relevant documentation relating
                thereto;

                        (B) amounts claimed and any other action or relief
                sought; and

                        (C) name of claimant and all other parties to the claim,
                suit or proceeding, if any;

                (ii) the name of each court or agency before which a claim, suit or proceeding is pending;

                (iii) the date such claim, suit or proceeding was instituted; and (iv) a reasonable best estimate by Stockholders of the maximum amount, if any, which is likely to become payable with respect to each such liability or the cost of performance with respect to each such other obligation.

5.8  ACCOUNTS RECEIVABLE.

        Attached as Schedule 5.8 is a complete and accurate list of all accounts and notes receivable of Company as of the date hereof, including receivables from and advances to employees and any of the Stockholders and also including all such accounts and notes receivable which are not reflected in the Financial Statements, if any. Also attached as Schedule 5.8 is an aging of all accounts and notes receivable showing amounts due in 30 day aging categories. Except to the extent reflected on Schedule 5.8, each account and note receivable is collectible in the full amount shown on Schedule 5.8.

5.9 PROPRIETARY RIGHTS; ENVIRONMENTAL DOCUMENTS.

                (i) Attached as Schedule 5.9(i) is a complete and accurate list and summary description as of the date hereof of all permits, titles (including motor vehicle titles and

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        current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by Company, none of which permits, titles, licenses, franchises and certificates, trademarks, trade names, patents, patent applications and copyrights, has been claimed to infringe on the rights of others and all of which are now valid, in good standing and in full force and effect. Except as set forth on Schedule 5.9(i), such permits, titles, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights are adequate for the operation of the Business as presently constituted;

                (ii) Stockholders have, as of the date of this Agreement, made available to Buyer for its inspection all presently held records, correspondence, reports, notifications, permits, pending permit applications, licenses and pending license applications, environmental impact studies, assessments and audits and all notifications from governmental agencies and any other person or entity and any other documents of Company relating to: (A) each actual and threatened violation of Applicable Laws (hereinafter defined) by Company or otherwise relating to any real property owned or operated by Company and all, if any, claims thereof; (B) the present or past environmental compliance by Company; (C) the present or past environmental condition of any real property owned or operated by Company; (D) the discharge, leakage, spillage, transport, disposal or release of any material into the environment by Company or otherwise relating to any real property owned or operated by Company; and (E) land use and access approvals relative to any portion of any real property owned or operated by Company (collectively, the "Environmental Documents").

5.10 REAL PROPERTY; REPORTING.

                (i) Company has never owned, leased or otherwise occupied, had an interest in or operated any real property other than the Leased Land and the Owned Land. A true and complete copy of the MCS Lease, together with all amendments or other modifications thereto, is attached hereto as Schedule 5.10(i). Except as set forth on Schedule 5.10(i):

                        (A) The Leased Land is fully licensed, permitted and
                authorized for the operation of the Business under all Applicable Laws (hereinafter defined) relating to the protection of the environment, the Leased Land and the conduct of the Business thereon (including, without limitation, all zoning restrictions and land use requirements). The Owned Land is unimproved.

                        (B) The Leased Land is usable for its current uses and
                can be used by Buyer after the Closing for such uses without violating any Applicable Law or private restriction, and such uses are legal conforming uses. There are no proceedings or amendments pending and brought by or threatened by any third party which would result in a change in the allowable uses of the Leased Land or which would modify the right of Buyer to use the Leased Land for its current uses.

                        (C) Stockholders and Company have made available to
                Buyer all engineering, geologic and other similar reports, documentation and maps relating to the Leased Land and Owned Land in the possession or control of Stockholders or Company.

                        (D) No third parties have any rights to drill or explore
                for, collect, produce, mine, excavate, deliver or transport oil, gas, coal, or other minerals in, on, beneath, across, over, through, from or to any portion of the Leased Land and Owned Land.

                        (E) Company, Stockholders nor the Leased Land or Owned
                Land now is or ever has been involved in any litigation or administrative proceeding seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws relating to the environment.

                        (F) No third party has an unrecorded present or future
                right to possession of all or any part of the Owned Land or Leased Land other than the landlord under the MCS Lease.

                        (G) No portion of the Leased Land or Owned Land contains
                any areas that could be characterized as disturbed, undisturbed or man made wetlands or as "waters of the United States" pursuant to any Applicable Laws or the procedural manuals of the Environmental Protection Agency, U.S. Army Corps of Engineers or the Texas Department of Natural Resources, whether such characterization reflects current conditions or historic conditions which have been altered without the necessary permits or approvals.

                        (H) There are no mechanics' liens affecting the Leased
                Land or Owned Land and no work has been performed thereon at the request of Company within 120 days of the date hereof for which a mechanic's lien could be filed.

                        (I) There are no levied or pending special assessments
                affecting all or any part of the Leased Land or Owned Land and none is threatened.

                        (J) There are no pending or threatened condemnation or
                eminent domain proceedings affecting all or any part of the Leased Land or Owned Land.

                (ii) Company has provided, to the government agencies requiring the same, all material reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to said government agencies.

5.11 PERSONAL PROPERTY; NEW PROJECTS.

                (i) Attached as Schedule 5.11(i) is a complete and accurate list and a complete description as of the date hereof of all personal property of Company including true and correct copies of leases for equipment and other personal property, if any, used in the operation of the Business and including an indication as to which assets were formerly owned by business or personal affiliates of Company. All of the trucks, compactors, containers, materials handling equipment, machinery and other equipment of Company are in good working order and repair;

                (ii) Company has good title to, or a valid leasehold interest in, the properties and assets used by it shown on Company's balance sheet dated the Balance Sheet Date or acquired after the date thereof, whether or not located on the Leased Land, including, without limitation, the items of personal property listed on Schedules 5.11(i), free and clear of all security interests, liens or other Adverse Claims;

                (iii) all leases set forth on Schedule 5.11(i) are in full force and effect and constitute valid and binding agreements of the parties thereto (and their successors) in accordance with their respective terms. No default by Company, or any other party to any of such leases, exists or would exist except for the passage of time or delivery of a notice or both;

                (iv) all fixed assets used by Company in the operation of the Business are either owned by Company or leased by Company under an agreement indicated on Schedule 5.11(i). The combined fixed assets of Company (together with the real property assets) constitute all of the real and personal property necessary for the operation of the Business both by Company and by Buyer following the Closing and include all of the permits, licenses, franchises, consents and other approvals necessary to operate the Business both before and after Closing;

                (v) at the Closing, Company shall have good and marketable title to all personal property, free and clear of all debts and lease payments (including lease end-buyout payments) other than the Assumed Debt; and

                (vi) attached as Schedule 5.11(vi) is a summary description of all plans or projects involving recycling, waste hauling, the opening of new landfills, expansion of any existing landfills or the acquisition of any real property or existing business, to which management of Company has devoted any significant effort or expenditure on behalf of Company which, if pursued by Company, would require the expenditure by Company of significant additional effort or capital.

5.12 CONTRACTS.

        Attached as Schedule 5.12 is a complete and accurate list as of the date hereof of all of the following types of contracts, commitments and other agreements to which Company is a party or by which Company or its properties are bound, which list shall include, at a minimum, the full names of each party to each agreement and the date of execution thereof: waste hauling, transfer and disposal contracts, joint venture or partnership agreements, and all other operating agreements (if any), contracts or collective bargaining arrangements with any labor organizations, loan agreements, powers of attorney (each of which shall be cancelled at the Closing), indemnity or guaranty agreements, bonds, mortgages, options to purchase land (if any), liens, pledges or other security agreements, agreements for the employment of any individual, agreements under which Company has advanced or loaned any amount to one another or to any of the Stockholders or any employee, officer or director either of Company, any guaranties by Company, any agreement concerning confidentiality or noncompetition and any other agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations or prospects of Company. None of the agreements listed on Schedule 5.12 have been modified, altered, terminated or otherwise amended except as set forth on
Schedule 5.12 and there have been no waivers, oral agreements, representations or other statements with relation to any such agreements except as described in
Schedule 5.12. Company has complied with all obligations pertaining to it contained in such contracts, commitments and other agreements, is not in default thereunder and no notice of default has been received by Company or by Stockholders nor will the consummation of the transactions contemplated by this Agreement result in such a default. To the best of Stockholders' knowledge, there is no default by any other party to any contract, commitment or other agreement attached as Schedule 5.12.

5.13 INSURANCE POLICIES.

        Attached as Schedule 5.13 are complete and accurate copies as of the date hereof of all insurance policies carried by Company and an accurate list of all insurance loss runs and workers' compensation claims received for the past three policy years. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Company's insurance has never been cancelled and Company has never been denied coverage.

5.14 DIRECTORS, OFFICERS AND EMPLOYEES; COMPENSATION.

        Attached as Schedule 5.14 is a complete and accurate list of all officers, directors and employees of Company and the rate of compensation of each as of the date hereof (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). Each employee of Company is an employee at will and there are no collective bargaining agreements affecting any employee of Company. There is no pending or threatened labor dispute involving Company and any group of its employees nor has Company experienced any labor interruptions over the past three years. Stockholders will cause Company to terminate each of its employees as of the close of business on the Closing Date. Buyer agrees to consider the former employees of Company for positions with Buyer, provided that each such person seeking employment meets the minimum acceptable qualifications established by Buyer. It is expressly understood that Buyer shall not assume or be responsible for any severance or other employee benefit arising out of an individual's employment by Company prior to the Closing Date. Nothing herein will be deemed to give any individual a right of employment.

5.15 EMPLOYEE PLANS.

        Except as set forth on Schedule 5.15, Company has no group health plans, employee benefit plans, employee welfare benefit plans, employee pension benefit plans, multi-employer plans or multiple-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, "Plans") which are currently maintained and/or sponsored by Company, or to which Company currently contributes, or has an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements). No such Plans have been terminated within the past three years.

5.16 COMPLIANCE WITH ERISA.

        Neither of the Company, any Controlled Group Member (as defined in the Internal Revenue Code (the "Code") Section 414(n)(6)(B)), nor any business, subsidiary, division or operation acquired by Company or a Controlled Group Member in the last five years, ever have maintained or sponsored, or contributed to, an employee pension benefit plan (as defined in ERISA Section 3(2)) which is subject to the provisions of Title IV of ERISA. Except for the Plans, Company does not maintain or sponsor, nor is it a contributing employer to, a pension, profit-sharing, deferred compensation, stock option, employee stock purchase or other employee benefit plan, employee welfare benefit plan, or any other arrangement with its employees. Further:

                (i) with respect to Plans which qualify as "group health plans" under Section 4980B of the Internal Revenue Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), Company and Stockholders have complied (and on the Closing Date will have complied) in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and Company has no (and will not incur any) direct or indirect liability and Company is not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by Company and Stockholders or any of them, any time prior to the Closing Date to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against Company or Stockholders, or any of them with respect to such group health plans;

                (ii) attached hereto as Schedule 5.16(ii) is a copy of the claims history under Company's group health plan for the past three years; and

                (iii) with respect to any plan which qualifies as a group health plan, such plan is fully insured and all premiums have been paid on a timely basis and are paid in full as of the Closing Date or, to the extent such plan is not fully insured, all self-insured obligations have been met as of the Closing Date and are fully reflected in the plan's financial statements. To the extent that any of Company's group health plans are retrospectively rated, there are no liabilities capable of assertion against Company in respect of claims already incurred and present.

5.17 COMPLIANCE WITH LAW; NO CONFLICTS.

                (i) Company has in the past complied with, and is now in compliance with, all federal, state and local statutes, laws, rules, regulations, orders, licenses, permits (including, without limitation, zoning restrictions and land use requirements) and all administrative and judicial judgments, rulings, decisions and orders of any body having jurisdiction over Company or the Business (the "Applicable Laws"). Neither Company nor any of the Stockholders has received any notice that Company is under investigation or other form of review with respect to any Applicable Law; and

                (ii) the execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

                        (A) conflict with, or result in a breach or violation of
                the Articles of Incorporation or Bylaws of Company;

                        (B) conflict with, or result in a breach under any
                document, agreement or other instrument to which Company, or any of the Stockholders is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Company or any of the Stockholders pursuant to: (1) any law or regulation to which Company or any of the Stockholders, or any of their respective properties are subject, or (2) any judgment, order or decree to which Company or any of the Stockholders is bound or any of their respective properties are subject;

                        (C) result in termination or any impairment of any
                permit, license, franchise, contractual right or other authorization of Company; or

                        (D) require the consent of, or the filing with, any
                governmental authority or agency or any other third party in order to remain in full force and effect.

5.18 TAXES.

        Company has filed, or will file, in a timely manner all requisite federal, state, local and other tax returns due for all fiscal periods ended on or before the date hereof and, as of the Closing, shall have filed or will file in a timely manner all such returns due for all periods ended on or before the Closing Date. There are no agreements to extend the statutory period for the assessment of any taxes, examinations in progress or claims against Company for federal, state, local and other taxes (including penalties and interest) for any period or periods prior to and including the date hereof and none shall exist as of the Closing Date. No notice of any claim for taxes, whether pending or threatened, has been received. The amounts shown as accruals for taxes on the Financial Statements as of the respective dates thereof are sufficient in accordance with GAAP as of such respective dates for the payment of all taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before such date. Copies of: (i) all tax examinations; (ii) extensions of statutory limitations; and (iii) the federal, state, local and other income tax returns and franchise tax returns of Company for its last three fiscal years are attached hereto as
Schedule 5.18. Company is taxed under the provisions of Subchapter C of the Code. Company has a taxable year ended December 31. Company currently utilizes the cash method of accounting for income tax purposes and has not changed its method of accounting since its initial creation.

5.19 LITIGATION.

        Except as set forth on Schedule 5.19, there is no claim, litigation, action, suit or proceeding, investigation, formal arbitration, informal arbitration or mediation, administrative, judicial or other review, pending or threatened against Company or Stockholders, or otherwise relating to the business or affairs of Company, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority; no notice of any of the above has been received by Company or Stockholders; and no facts or circumstances exist which would give rise to any of the foregoing. Also listed on Schedule 5.19 are all instances where Company is the plaintiff, or complaining or moving party, under any of the above types of proceedings or otherwise.

5.20 ABSENCE OF PRICE RENEGOTIATION CONTRACTS.

        Company is not now a party to any governmental contracts subject to price redetermination or renegotiation.

5.21 CONDUCT OF BUSINESS SINCE BALANCE SHEET DATE.

        Since the Balance Sheet Date, there has not been any:

                (i) material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income and business or prospects of Company;

                (ii) damage, destruction or loss (whether or not covered by insurance) which, singly or in the aggregate, materially and adversely affects the properties (whether owned or leased) or business of Company;

                (iii) change in the authorized capital of Company or in its securities outstanding, any change in its equity ownership or any grant by it of any subscriptions, options, warrants, puts, calls, conversion rights or other commitments related to its equity interests;

                (iv) declaration or payment of any dividend or distribution in respect of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Company;

                (v) increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by Company to any of its officers, directors, employees, consultants or agents;

                (vi) work interruption, labor grievance or claim filed; (vii) sale or transfer of, or any agreement to sell or transfer, any material assets, property or rights of Company to any person not in the ordinary course of the business of Company, including, without limitation, all agreements with any of the Stockholders or with affiliates of Company;

                (viii) cancellation or agreement to cancel any indebtedness or other obligation owing to Company, including, without limitation, any indebtedness or other obligation of Stockholders or with any affiliate of Company;

                (ix) plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the assets, property or rights of Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

                (x) purchase or acquisition by any third party of, or any agreement, plan or other arrangement by any third party to purchase or acquire, any property, rights or assets of Company other than in the ordinary course of business;

                (xi) waiver of any rights or claims of Company; (xii) breach, amendment or termination of any contract, license, permit or other agreement to which Company is a party other than in the ordinary course of business;

                (xiii) transaction by Company outside the ordinary course of its business;

                (xiv) amendment to the Articles of Incorporation or Bylaws of Company;

                (xv) other material occurrence, event, incident, action or failure to act outside the ordinary course of business of Company; or

                (xvi) action by Company, Stockholders, or any employee, officer or agent of Company or Stockholders committing to do any of the foregoing.

5.22 BANK ACCOUNTS; DEPOSITORIES.

        Attached as Schedule 5.22 is a complete and accurate list as of the date of this Agreement, of:

                (i) the name of each financial institution in which Company has any account or safe-deposit box;

                (ii) the names in which each account or box is held;

                (iii) the type of each account; and

                (iv) the name of each person authorized to draw on or have access to each account or box.

5.23 HAZARDOUS MATERIALS.

        Except as set forth on Schedule 5.23, Company has never owned, leased, had an interest in, generated, transported, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludges as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"); the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Health and Safety Act; any comparable or similar applicable state statute; any other Applicable Law; or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been amended (collectively, "Hazardous Materials"). No liens with respect to environmental liability have been imposed against Company or the Leased Land or Owned Land under CERCLA, any comparable state statute or other Applicable Law, and no facts or circumstances exist which would give rise to the same. No portion of the Leased Land or Owned Land is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar state list. Neither Company nor any of the Stockholders is listed as a potentially responsible party under CERCLA, any comparable state statute or other Applicable Law, and neither Company nor any of the Stockholders has received a notice of such a listing.

      Company has in place procedures reasonably designed to detect an effort by third parties to transport Hazardous Materials in connection with the Business and has maintained and made available to Buyer for its review, all trip tickets, signed by the applicable waste generators demonstrating the nature of all waste transported in connection with the Business. Company has never owned, operated, had an interest in, engaged in and/or leased a waste transfer, recycling, treatment, storage or disposal facility, business or activity other than the Business. None of Company's employees, contractors or agents has, in the course and scope of employment with Company, been harmed by exposure to Hazardous Materials.

      Set forth on Schedule 5.23 is a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by Company, none of which sites is listed on the CERCLIS list or the National Priorities List of hazardous waste sites or any comparable state list.

      There have been no spills, leaks, deposits or other releases into the environment or onto the Leased Land by Company of any Hazardous Materials and Company has no direct or contingent liability or obligation for or in connection with any claimed release, discharge or leak of any substance into the environment.

5.24 STORAGE TANKS.

        Except as set forth on Schedule 5.24, the Leased Land does not contain any underground or above-ground storage tanks or transformers containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Applicable Laws. All aboveground and belowground tanks currently in or on the Leased Land are being used and maintained in accordance with all Applicable Laws.

5.25  CORRUPT PRACTICES.

        Neither Company nor any of the Stockholders has ever made, offered or agreed to offer anything of value to any employees of any customers of Company for the purpose of attracting business to Company or any foreign or domestic governmental official, political party or candidate for government office or any of their respective employees or representatives, nor has it otherwise taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

5.26 COMPLETE DISCLOSURE.

        This Agreement and the Schedules hereto, and all other documents and information furnished to Buyer and its representatives pursuant hereto or pursuant to the negotiation of this transaction or the investigations of Buyer or the employees or representatives of either of them, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If any of the Stockholders or, prior to Closing, Company, becomes aware of any fact or circumstance which would change a representation or warranty of Company or Stockholders in this Agreement or any other statement made or document provided to Buyer, the party with such knowledge shall promptly give written notice of such fact or circumstance to Buyer. None of (i) such notification, (ii) any pre-Closing investigation made by Buyer of Company, their properties, businesses or assets, or (iii) the Closing contemplated by this Agreement, shall relieve Stockholders or Company of their obligations under this Agreement, including their representations and warranties made in this Section 5.

6. REPRESENTATIONS AND WARRANTIES OF BUYER.

  Buyer represents and warrants that the statements contained in this Section 6:
(i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 6); and (iii) shall survive the Closing.

6.1 CORPORATE ORGANIZATION.

        Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse effect on such businesses.

6.2  CORPORATE AUTHORITY.

        The officer of Buyer executing this Agreement has the corporate authority to enter into and bind Buyer to the terms of this Agreement and Buyer has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. All corporate action by

Buyer necessary to approve the transaction, including both director and shareholder approvals (if required), has been taken.

6.3 BUYER STOCK.

        The Buyer Stock to be delivered to Stockholders in connection with this Agreement, when delivered in accordance with the terms of this Agreement, will constitute valid and legally issued shares, fully paid and nonassessable and will be registered and free from any restriction on transfer other than restrictions imposed by the Act or the regulations promulgated thereunder and the contractual restrictions set forth in this Agreement.

6.4 NO CONFLICTS.

        The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

                (i) conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of Buyer;

                (ii) conflict with, or result in a material breach under any document, agreement or other instrument to which Buyer is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer pursuant to: (A) any law or regulation to which Buyer or its property is subject, or (B) any judgment, order or decree to which Buyer is bound or its property is subject; or

                (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer.

6.5 BINDING AGREEMENT.

        This Agreement is the binding and valid obligation of Buyer, enforceable against it in accordance with its terms.

7. COVENANTS.

7.1 ACCESS TO LAND AND RECORDS.

        Between the date of this Agreement and the Closing Date, Stockholders will cause Company to afford to or obtain for the officers and authorized representatives of Buyer access to all of the Leased Land or Owned Land (including, without limitation, for the purpose of performing all testing, inspections and other procedures considered desirable by Buyer), sites, books and records, including, without limitation, the Environmental Documents, at all reasonable times and upon reasonable notice and will furnish Buyer with such additional financial and operating data and other information as to the business and properties, both current and former, of Company as Buyer may from time to time reasonably request. Buyer agrees to repair all damage, if any, caused by Buyer's entry onto the Leased Land prior to Closing. Stockholders will cooperate, and will cause Company to cooperate, with Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Buyer will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Article 14 hereof.

7.2 COMPANY ACTIVITIES PRIOR TO CLOSING.

        Between the date of this Agreement and the Closing Date, Stockholders will cause Company:

                (i) to carry on its business in substantially the same manner as it has heretofore and not to introduce any material new method of management, operation or accounting;

                (ii) to maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                (iii) to perform its obligations under agreements relating to or affecting its assets, properties or rights, including payment of debts as they become due;

                (iv) to keep in full force and effect present insurance policies or other comparable insurance coverage with reputable insurers;

                (v) to use reasonable efforts to maintain and preserve its business organization intact, retain employees and maintain relationships with suppliers, customers, consultants, independent contractors and others having business relations with Company;

                (vi) to maintain compliance with all Applicable Laws; (vii) to maintain and perform present debt and lease instruments in accordance with their terms and not enter into new or amended debt or lease instruments, without the prior written consent of Buyer;

                (viii) to pay and provide salaries and commissions for all employees, officers and directors at levels no higher than those in effect at the Balance Sheet Date;

                (ix) to provide the interim financial statements required by
        Section 5.6; and

                (x) to provide all reasonable assistance to Buyer to provide for an orderly transfer of operating control of Company to Buyer.

7.3  PROHIBITED ACTIVITIES PRIOR TO CLOSING.

        Between the date of this Agreement and the Closing Date, Stockholders will cause Company not, without the prior written consent of Buyer:

                (i) to amend the Articles of Incorporation or Bylaws of Company;

                (ii) to change the authorized capital of Company or the equity ownership of Company or grant any options, warrants, puts, calls, conversion rights or commitments relating to the equity interests of Company;

                (iii) to declare or pay any dividend of Company or directly or indirectly purchase, redeem or otherwise acquire or retire for value or issue any shares of stock of Company;

                (iv) to enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures in excess of an aggregate of $1,000;

                (v) to increase the compensation payable or to become payable to any employee, consultant, agent, officer, director or stockholder or make any bonus or management fee payment to any such person;

                (vi) to create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

                (vii) to sell, assign, lease or otherwise transfer or dispose of any property or equipment;

                (viii) to negotiate to acquire any business or begin any new business or project;

                (ix) to merge or consolidate or agree to merge or consolidate with or into any other corporation;

                (x) to waive any of its rights or claims;

                (xi) to breach or permit a breach of, amend or terminate, any material agreement, or any permit, license or other agreement or right to which Company is a party;

                (xii) to enter into any other transaction outside the ordinary course of its business or otherwise prohibited hereunder;

                (xiii) to make any oral or written public announcement concerning this transaction except as may be required by law, all of which announcements, if any, shall be forwarded to Buyer for review and comment at least seven days prior to dissemination; or

                (xiv) to allow any other action or omission, or series of actions or omissions, by Company or Stockholders that would cause a representation and warranty of Company and Stockholders made in Section
        5.21 of this Agreement to be untrue on the Closing Date.

7.4 CONTACT WITH GOVERNMENT OFFICIALS.

        Company and Stockholders shall use their best efforts to cooperate with Buyer in making contact with the appropriate governmental agencies and officials having information about or jurisdiction over Company, Stockholders or the Leased Land, including, without limitation, environmental and land use agencies and officials in order to assist Buyer in completing its regulatory evaluation of Company and the Leased Land.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF COMPANY AND STOCKHOLDERS.

        The obligations of Stockholders and Company hereunder are subject to the completion, satisfaction or, at their option, waiver, on or prior to the Closing Date, of the following conditions.

8.1 REPRESENTATIONS AND WARRANTIES.

        The representations and warranties of Buyer contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed.

8.2 CONSENTS.

        All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Buyer shall have been obtained and made.

8.3 NO ADVERSE PROCEEDING.

        No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

8.4 NONCOMPETITION AGREEMENTS.

        Buyer shall have executed and delivered at the Closing separate Noncompetition Agreements with each of the Stockholders (the "Noncompetition Agreements"), in form and substance satisfactory to Buyer and Stockholders.

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.

  The obligations of Buyer hereunder are subject to the completion, satisfaction or, at its option, waiver, on or prior to the Closing Date, of the following conditions.

9.1 REPRESENTATIONS AND WARRANTIES.

        The representations and warranties of Stockholders and Company contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Buyer shall have received a certificate from Stockholders to that effect, or setting forth any discrepancies in such representations and warranties which have arisen since the date of this Agreement. The foregoing notwithstanding, Company and Stockholders agree that no limitation of any representation or warranty concerning the knowledge of Company or Stockholders or any qualification of such representations and warranties set forth in the certificate contemplated in the first sentence of this Section 9.1 shall restrict Buyer's right to terminate this Agreement if any representation or warranty of Stockholders or Company is inaccurate as of the Closing Date.

9.2 COVENANTS.

        Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Stockholders and the Company on or before the Closing Date shall have been duly complied with and performed.

9.3  NO ADVERSE PROCEEDING.

        No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

9.4  GENERAL RELEASE.

        Stockholders shall have delivered to Buyer an instrument dated the Closing Date releasing Company and Buyer from any and all claims of Stockholders against Company and Buyer arising out of events which occurred prior to the Closing (but not including any claims pursuant to this Agreement).

9.5 CONSENTS.

        All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Company or Stockholders shall have been obtained and made.

9.6 RESIGNATIONS.

        Each officer and director of Company shall have delivered to Buyer their written resignation.

9.7  GOOD STANDING CERTIFICATES.

        Stockholders shall have delivered to Buyer certificates, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the appropriate governmental authority or authorities showing that Company is in good standing in Texas.

9.8 UPDATED AGREEMENTS.

        Stockholders shall have delivered to Buyer a schedule (Schedule 9.8) dated the Closing Date, listing all agreements entered into by Company since the date of Schedule 5.12, which new agreements must have been determined to be acceptable to Buyer in its sole discretion.

9.9 NONCOMPETITION AGREEMENTS.

        The Noncompetition Agreements shall have been executed and delivered by all parties thereto at the Closing.

9.10 DELIVERY OF COMPANY STOCK.

        Stockholders shall have delivered to Buyer certificates representing all Company Stock, duly endorsed in blank by Stockholders or accompanied by stock powers duly executed in blank and with all necessary transfer tax and other revenue stamps affixed and cancelled at Stockholders' expense, none of which certificates shall bear any restrictive legend other than those related to compliance with the Act.

9.11 ENVIRONMENTAL REVIEW.

        Buyer, through its authorized representatives, must have completed a review (including, without limitation, all testing, inspections and other procedures, review of existing files of, and discussions with, governmental agencies and officials having jurisdiction over Company) of the Leased Land and the environmental and land use practices, procedures, operations and activities of the Company; the results of which review, without limiting the generality of the foregoing, reflect compliance with all Applicable Laws, disclose no actual or probable violations, compliance problems, required capital expenditures or other substantive environmental, land use or real estate-related concerns and are otherwise satisfactory in all respects to Buyer in its sole discretion.

9.12 TRANSFERABILITY OF PERMITS.

        Buyer shall have determined, in its sole discretion, that all consents or other approvals necessary for Company's continued use of all permits required for the operation of the Business after Buyer's acquisition of the Company Stock have been obtained.

9.13 GENERAL.

        All actions taken by Stockholders and Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

10. POST CLOSING COVENANTS.

10.1 TAXES.

                (i) Stockholders irrevocably agrees to indemnify Buyer against, and to hold Buyer harmless from:

                        (A) any and all federal, state, local, and other taxes
                of Company arising from the audit, examination, review or other adjustment of tax liabilities for periods ending on or prior to the Closing Date;

                        (B) any and all taxes, interest, penalties, additions to
                tax (or additional amounts imposed with respect to any such interest, penalties, or additions to tax) imposed with respect to any federal, state, local, or other taxes of Company for periods ending on or before the Closing Date; and

                        (C) any and all federal, state, local, or other taxes of
                Buyer arising as the result of any payment by Stockholders to Buyer in fulfillment of its obligation pursuant to this Section 10.1(i).

                (ii) Stockholders agrees that he shall be responsible, at his sole expense, for the preparation of Company's federal, state, local and other income and franchise tax returns for the tax periods beginning January 1, 1998, and ending on the Closing Date. Buyer agrees to cooperate with Stockholders in the preparation of such returns. Stockholders further agrees that he shall pay all taxes (including all penalties and interest, if any) due for such tax period. Prior to filing the returns provided for in this paragraph, Stockholders agrees to allow Buyer 20 business days to review and approve such returns, approval of which will not unreasonably be withheld.

10.2  POST CLOSING BALANCE SHEET.

        On the date which is at least 120 days after the Closing Date (the "Adjustment Date"), the parties shall adjust the Purchase Price in accordance with Section 2.4 based on a combined balance sheet of Company and AMS for the period ending on the close of business on the Closing Date, prepared by Buyer in accordance with GAAP and delivered to Stockholders, together with reasonable supporting documentation for all current assets and liabilities used to prepare such balance sheet, at least seven days prior to the Adjustment Date. Any accounts receivable which are written off in whole or in part in connection with preparing such balance sheet that are subsequently collected by Buyer after the Adjustment Date will be paid to Stockholders as soon as possible, but at least on a quarterly basis. Any dispute between the parties as to this Section 10.2 shall be resolved in accordance with the procedure set forth in Section 2.4.

10.3 CLOSING DATE ACTIONS.

        Buyer and Stockholders mutually agree that they shall not, and shall cause Company not to, engage in an transaction outside the normal course of business on the Closing Date.

10.4 FURTHER ASSURANCE.

        From time to time on and after the Closing and without further consideration, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. Stockholders, also without further consideration, agrees to cooperate with Buyer and to use his reasonable efforts to have the present officers and employees of Company cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Stockholders acknowledges and agrees that, from and after the Closing, Buyer shall be entitled to possession of all documents, books, records (including tax records), agreements and financial and operating data of any sort of Company.

10.5 TRANSITION.

        Stockholders will not take any action that is designed or intended to have the effect of discouraging any customer or business associate of Company from maintaining the same business relationships with Company after the Closing that it maintained with Company before the Closing. Stockholders will refer all customer inquiries relating to the business of Company to Buyer from and after the Closing. Further, Stockholders agrees that for a period of 90 days following the Closing Date, Stockholders will assist Buyer, at Buyer's request and expense, with the orderly transition of the operations of Company from Stockholders to Buyer (including, without limitation, recommendations, advice and interaction with customers and potential customers of Company, and governmental agencies).

10.6 SURVIVAL.

        The covenants in this Article 10 shall survive the Closing.

11. NON-ASSUMPTION OF LIABILITIES.

11.1. NON-ASSUMPTION OF LIABILITIES.

        Except as explicitly set forth herein, Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur any liability or obligation of any nature of Company or any of the Stockholders whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, out of or relating to: (a) any agreement or arrangement between Company or any of the Stockholders and the employees of Company or any of the Stockholders or any labor or collective bargaining unit representing any such employees; (b) any severance pay obligation of Company or any of the Stockholders or any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained or sponsored by Company or to which Company contributes or any contributions, benefits or liabilities therefor or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Company; (c) any litigation set forth on Schedule 5.19;
(d) any liabilities related to the operation of the Business prior to Closing; and [(e) items disclosed in due diligence, if any]. Stockholders hereby agree to indemnify Buyer, Company and their respective successors and assigns from and against all of the above liabilities and obligations in accordance with Section
12.1 below. Company shall, by the Closing Date, either (i) discharge, or (ii) obtain novations, in form and substance satisfactory to Buyer, discharging Company and

Buyer as obligors on, or (iii) make other arrangements satisfactory to Buyer, in Buyer's sole judgment, to hold harmless Buyer from any claim, obligation, duty or liability on or with respect to all non-assumed liabilities.

12. INDEMNIFICATION.

12.1 INDEMNIFICATION BY STOCKHOLDERS.

        Stockholders agree that they will, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Buyer, Company and its respective officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses, and expenses of investigation), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, incurred as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Company or any of the Stockholders (including, without limitation, those relating to the environmental condition of the Leased Land or Owned Land and Company's environmental compliance), set forth herein or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of any of the Stockholders made in this Agreement; (c) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Company made in this Agreement and to be performed on or before the Closing Date; (d) the matters set forth in Section 11.1; (e) the existence of liabilities of Company in excess of the liabilities represented by Stockholders and Company; and (f) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) through (e) of this
Section 12.1 had been satisfied.

12.2 INDEMNIFICATION BY BUYER.

        Buyer agrees that it will indemnify, defend, protect and hold harmless Stockholders, their respective heirs, executors and personal representatives, at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys' fees and expenses and reasonable expenses of investigation) incurred by Stockholders as a result of or incident to: (i) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties set forth herein, or in the Schedules or certificates attached hereto or delivered pursuant hereto by Buyer; (ii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement;

and (iii) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (i) or (ii) of this Section 12.2 had been satisfied.

12.3 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD PARTY CLAIMS.

                (a) If any third party shall notify a party to this Agreement (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other party to this Agreement (the "Indemnifying Party") or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

                (b) Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
        (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

                (d) In the event or to the extent that any of the conditions set forth in Section 12.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses) and (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 12; and
        (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the manner in which the counsel for the Indemnified Party handled the Third Party Claim.

13. TERMINATION OF AGREEMENT.

13.1 TERMINATION BY BUYER.

        Buyer, by notice in the manner hereinafter provided on or before the Closing Date, may terminate this Agreement in the event of a breach by Stockholders or Company in the observance or in the due and timely performance of any of the agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

13.2 TERMINATION BY STOCKHOLDERS.

        Stockholders may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement in the event of a breach by Buyer in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein on its part to be performed, and such breach shall not have been cured on or before the Closing Date.

14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

14.1 NONDISCLOSURE BY STOCKHOLDERS.

        Stockholders recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Company and Buyer, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Company and its businesses. Stockholders agree that, except as may be required by Applicable Laws or other legal process, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Buyer, unless such information becomes known to the public generally through no fault of any of the Stockholders. In the case of a disclosure required by Applicable Laws or other legal process, Stockholders shall make no disclosure without prior written notice to Buyer. In the event of a breach or threatened breach by any of the Stockholders of the provisions of this Section, Buyer shall be entitled to an injunction restraining Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the Closing.

14.2  NONDISCLOSURE BY BUYER.

        Buyer recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date will have access to certain confidential information of Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Company and its businesses. Buyer agrees that, except as may be required by Applicable Laws or other legal process, it will not disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without Stockholders' prior written consent. In the case of a disclosure required by Applicable Laws or other legal process, Buyer shall make no disclosure without prior written notice to Stockholders. In the event of a breach or threatened breach by Buyer of the provisions of this Section, Stockholders shall be entitled to an injunction restraining Buyer from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Stockholders from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

15. FEDERAL SECURITIES ACT AND CONTRACTUAL RESTRICTIONS ON STOCK.

15.1 REGISTERED STOCK.

        Buyer represents and warrants to Stockholders that all of the shares of Buyer Stock to be delivered to Stockholders pursuant to this Agreement will be registered under the Act prior to delivery to Stockholders.

15.2 CONTRACTUAL RESTRICTION.

        Notwithstanding the above, Stockholders agree to not sell or transfer the Buyer Stock described in Section 2.1 for the applicable time periods set forth therein (the "Contractually Restricted Stock").

15.3 CONTRACTUAL RESTRICTION LEGEND.

                (a) All one year Contractually Restricted Stock shall bear the following legend:

        THE SALE OR OTHER TRANSFER OF THE SHARES REPRESENTED HEREBY HAS BEEN CONTRACTUALLY RESTRICTED. THE HOLDER AGREES THAT SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF U S LIQUIDS INC., UNTIL THE EXPIRATION OF SUCH RESTRICTION ON JUNE 25, 1999.

                (b) All two-year Contractually Restricted Stock shall bear the following legend:

        THE SALE OR OTHER TRANSFER OF THE SHARES REPRESENTED HEREBY HAS BEEN CONTRACTUALLY RESTRICTED. THE HOLDER AGREES THAT SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF U S LIQUIDS INC., UNTIL THE EXPIRATION OF SUCH RESTRICTION ON JUNE 25, 2000.

15.4 GENERAL LEGEND.

        All Buyer Stock shall bear the following legend:

        THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF RULE 145(d) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE TRANSFERRED OR DISPOSED OF BY THE HOLDER WITHOUT COMPLIANCE WITH SAID RULE.

15.5 COMPLIANCE WITH LAW.

        Stockholders covenant, warrant and represent that none of the shares of Buyer Stock will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except in full compliance with the Act and the rules and regulations promulgated thereunder. 16. GENERAL.

16.1 ASSIGNMENT; BINDING EFFECT; AMENDMENT.

        This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the corporate parties hereto, and the respective heirs and legal representatives of each of the Stockholders. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

16.2 ENTIRE AGREEMENT.

        This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

16.3 COUNTERPARTS.

        This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

16.4 NO BROKERS.

        Company and each Stockholder represent and warrant to Buyer and Buyer represents to each Stockholder and Company that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expenses relating to such claim.

16.5 EXPENSES OF TRANSACTION.

        Whether or not the transactions herein contemplated shall be consummated: (i) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement; and (ii) Stockholders will pay personally the fees, expenses and disbursements of Stockholders and Company and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Stockholders and Company under this Agreement. All such fees, expenses and disbursements of Stockholders and Company shall be paid by Stockholders prior to the Closing so as not to become an obligation of Company or shall be included as a current liability for purposes of the calculation of "net working capital" set forth in Section 2.3. Stockholders represents and warrants to Buyer that Stockholders has relied on his own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby.

16.6 NOTICES.

        All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

                (i) If to Buyer, addressed to it at:

                    U S Liquids
                    411 N. Sam Houston Parkway East
                    Suite 400
                    Houston, TX 77060
                    ATTN: David Turkal

                 with a copy to:

                    U S Liquids Inc.
                    411 N. Sam Houston Parkway East
                    Suite 400

                    Houston, TX 77060
                    ATTN: W. Gregory Orr

                 and a copy to:

                    Elaine A. Chotlos, Esq.
                    Baker & Hostetler LLP
                    3200 National City Center
                    1900 E. 9th Street
                    Cleveland, OH 44114-3485

               (ii) If to Stockholders, addressed to them at:
                    c/o Charles C. Stout
                    1400 El Camino Village Dr.
                    Apt. 1611
                    Houston, TX 77058

                 with a copy to:

                    Charlotte S. Lynch
                    3806 Glenmeade
                    Houston, TX 77059

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first-class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

16.7 APPOINTMENT OF AGENT.

        Each of the Stockholders agree to maintain a registered agent in the State of Texas to accept and acknowledge service of process. Each of the Stockholders initially hereby appoint Charlotte S. Lynch, 3806 Glenmeade, Houston, Texas 77059, as such registered agent and agrees to notify Company in the manner set forth in Section 16.6 of any change in registered agent. Each party agrees that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered to the address provided in Section 16.6 for such party, in the manner prescribed in such Section.

16.8 NO WAIVER.

        No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

16.9 TIME OF THE ESSENCE.

        Time is of the essence for this Agreement.

16.10 CAPTIONS.

        The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

16.11 SEVERABILITY.

        In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

16.12 CONSTRUCTION.

        The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including, without limitation. The parties intend that representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

16.13 STANDSTILL AGREEMENT.

        Unless and until this Agreement is terminated pursuant to Article 13 hereof without the Closing having taken place, Stockholders will not directly or indirectly solicit offers for Company Stock or the assets of Company or a merger or consolidation involving Company from, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring Company by merger, consolidation or other combination or acquiring any of Company's assets; nor will any Stockholder permit Company to do any of the foregoing.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          U S LIQUIDS, INC.

                                          By:
                                          Its:

                                          MCS TRANSPORTATION, INC.
                                          (EIN:  76-0380799)

                                          By:
                                          Its:

                                          Charles C. Stout
                                          (SSN:  ###-##-####)

                                          Charlotte S. Lynch
                                          (SSN:  ###-##-####)

                                          James Scott Rainey
                                          (SSN:  ###-##-####)

                                          Danny C. Hammond
                                          (SSN:  ###-##-####)

                                          Thomas E. Starustka
                                          (SSN:  ###-##-####)

                                          Brenda B. Savell
                                          (SSN:  ###-##-####)

                                          Janice S. Whalen
                                          (SSN:  ###-##-####)

                                          John Dwight Askew
                                          (SSN:  ###-##-####)

                                LIST OF SCHEDULES

                                    Exhibit A               --    Legal
                                    Description of the MCS Leased Land

                                    Exhibit B               --    Legal
                                    Description of the Owned Land

                              Schedule 2.2            --    Assumed Debt

      Schedule 5.1(i)         --    Articles and Bylaws

      Schedule 5.4            --    Predecessor Entities; Trade Names

      Schedule 5.6            --    Financial Statements

      Schedule 5.7            --    Non-Balance Sheet Liabilities

      Schedule 5.8            --    Accounts Receivable

      Schedule 5.9(i)   --    Proprietary Rights

                              Schedule 5.10(i)  --    MCS     Lease;      Real
                               Property Disclosure

      Schedule 5.11(i)  --    Personal Property

      Schedule 5.11(vi) --    Plans or Projects

      Schedule 5.12           --    Contracts

      Schedule 5.13           --    Insurance Policies

      Schedule 5.14           --    Employees

      Schedule 5.15           --    Employee Plans

      Schedule 5.16(ii) --    Claims History

      Schedule 5.18           --    Tax Returns

      Schedule 5.19           --    Litigation

      Schedule 5.22           --    Bank Accounts

                              Schedule 5.23           --    Hazardous
                               Materials; List of

                                    Disposal Sites

                              Schedule 5.24           --    Storage Tanks